Exhibit 99

Dillard’s Reports Fourth Quarter and Fiscal Year Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 52 weeks ended February 2, 2008. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statement regarding forward-looking information included below under “Forward-Looking Information”. In accordance with the National Retail Federation fiscal reporting calendar, the 2006 reporting periods presented and discussed below ended February 3, 2007 and contained 14 and 53 weeks.

Net Income – 13 Weeks

Net income for the 13 weeks ended February 2, 2008 was $47.3 million ($0.63 per diluted share compared to $155.0 million ($1.90 per diluted share) for the 14 weeks ended February 3, 2007. Included in net income for the 13 weeks ended February 2, 2008 are pretax asset impairment and store closing charges of $16.1 million ($10.1 million after tax or $0.13 per diluted share) and a net income tax benefit of $10.3 million ($0.14 per diluted share) primarily due to state administrative settlement. Included in net income for the 14 weeks ended February 3, 2007 is a pretax interest credit of $10.5 million ($6.6 million after tax or $0.08 per diluted share) and a net income tax benefit of $64.0 million ($0.79 per diluted share).

Management Comments

Dillard’s Chief Executive Officer, William Dillard, II, stated, “Clearly, our performance for the quarter and the year was disappointing. We simply did not achieve the level of sales necessary to produce more acceptable results. Moving forward, we will execute further improvements to our merchandise mix while working to effectively respond to potentially challenging macro-economic conditions. We remain committed to strengthening our appeal to aspirational and contemporary shoppers to set Dillard’s apart in the marketplace.”

In addition to its previously communicated efforts to improve its merchandise mix, the Company will continue to close underperforming stores where appropriate and pursue share repurchase activity, as authorized by the Board, as conditions permit. During the 2007 fiscal year, Dillard’s closed nine underperforming stores and repurchased $111.6 million (5.2 million shares) of its Class A Common Stock. In fiscal 2008 to date, Dillard’s has announced the closure of a distribution center and three underperforming stores.

Net Income – 52 Weeks

Net income for the 52 weeks ended February 2, 2008 was $53.8 million ($0.68 per diluted share) compared to $245.6 million ($3.05 per diluted share) for the 53 weeks ended February 3, 2007.

Included in net income for the 52 weeks ended February 2, 2008 are the following items:

  A hurricane recovery gain of $18.3 million ($11.5 million after tax or $0.14 per diluted share) related to insurance settlement proceeds pertaining to the Fall 2005 hurricanes.
  Asset impairment and store closing charges of $20.5 million ($12.8 million after tax or $0.16 per diluted share).
  A net income tax benefit of $12.0 million ($0.15 per diluted share) primarily due to state administrative settlement.

Included in net income for the 53 weeks ended February 3, 2007 are the following items:

  A pretax interest credit of $10.5 million ($6.6 million after tax or $0.08 per diluted share) and a net income tax benefit of $64.0 million ($0.80 per diluted share).
  A pretax gain on the sale of the Company’s interest in a mall joint venture of $13.5 million ($8.5 million after tax or $0.11 per diluted share).
  Settlement proceeds of $6.5 million ($4.0 million after tax or $0.05 per diluted share) received from Visa Check/Mastermoney Antitrust litigation.
  A pretax charge of $21.7 million ($13.6 million after tax or $0.17 per diluted share) for a memorandum of understanding reached in a litigation case.
  Recognition of an income tax benefit of approximately $5.8 million ($0.07 per diluted share) for the change in a capital loss valuation allowance due to capital gain income and $6.5 million ($0.08 per diluted share) due to the release of tax reserves.

Sales

Net sales for the 13 weeks ended February 2, 2008 were $2.163 billion. Sales for the 14 weeks ended February 3, 2007 were $2.396 billion. Sales declined 5% in both total and comparable stores for the comparable fourth quarter 13-week periods.

During the 13 weeks ended February 2, 2008 compared to the 13 weeks ended January 27, 2007, net sales in the Central region were slightly better than the Company’s total performance trend for the period. Sales in the Western region were consistent with trend. Sales in the Eastern region were below trend. Sales in the juniors’ and children’s apparel category declined significantly more than trend during the period while sales in shoes were significantly better than trend.

Cost of Sales – Gross Margin

Cost of sales as a percentage of sales increased to 67.6% during the 13 weeks ended February 2, 2008 compared to 67.3% for the 14 weeks ended February 3, 2007. The gross margin decline of 30 basis points of sales was primarily driven by higher markdowns as the Company responded to lackluster sales performance in an effort to maintain appropriate inventory control. Comparable store inventory at February 2, 2008 declined 1% compared to February 3, 2007. The higher markdown activity was partially offset by higher markups.

Penetration of exclusive brand merchandise for the 52 weeks and 53 weeks ended February 2, 2008 and February 3, 2007 was 24.2% and 23.8%, respectively.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general (“S G & A”) expenses were $549.1 million and $577.6 million during the 13 and 14 weeks ended February 2, 2008 and February 3, 2007, respectively. The decrease is primarily due to the expenses of a 14th week in the period ended February 3, 2007.

Interest and Debt Expense

Interest and debt expense was $25.0 million and $16.0 million during the 13 and 14 weeks ended February 2, 2008 and February 3, 2007, respectively. Interest and debt expense for the 14 weeks ended February 3, 2007 contained a $10.5 million pretax interest credit. As of February 2, 2008, short term borrowings of $195 million and letters of credit totaling $72.5 million were outstanding under the Company’s $1.2 billion revolving credit facility.

Restatement

The Company owns a 50% interest in CDI Contractors LLC (“CDI”), a construction company which does construction work for the Company and for third parties. The Company accounts for its interest in CDI by the equity method. In connection with a potential transfer of the other 50% shareholder’s interest, the Company performed a review of CDI’s internal financial records. During this review process, the Company discovered that CDI had recorded profit on the Company’s construction projects in excess of what CDI had previously reported to the Company and which, therefore, were not properly eliminated.

Because the cumulative effect of this error would be material to operating results for 2007, the Company has elected to restate its opening retained earnings as of January 29, 2005 in order to eliminate the cumulative effect of this profit from its financial statements for all periods prior to the fiscal year ended January 28, 2006. Opening retained earnings was reduced by $7.1 million; the deferred income tax balances were reduced by $4.1 million and the carrying amount of property, plant & equipment was reduced by $11.2 million. The effects of this error on the Company’s consolidated statements of operations for the fiscal years ended January 28, 2006 and February 3, 2007, respectively, were not material and were recorded in 2007.

Store Openings

During fiscal year 2007, Dillard’s opened 9 new locations and closed 11 locations including two replacement stores. As of February 2, 2008, the Company operated 326 Dillard’s locations spanning 29 states.

Dillard’s has opened the following five locations to date in fiscal 2008:

Store	City	Sq. Feet
Market Street at Heath Brook	Ocala, Florida	126,000
Shops at Lake Havasu	Lake Havasu, Arizona	98,000
Pier Park	Panama City, Florida	126,000
Shoppes at River Crossing	Macon, Georgia	162,000
Uptown Village at Cedar Hill	Cedar Hill, Texas	145,000

Additionally, Dillard’s has opened a newly constructed store in Biloxi, Mississippi at Edgewater Mall (180,000 square feet) replacing a store damaged by Hurricane Katrina in the fall of 2005.

Dillard’s plans to open the following locations in the fall of 2008:

Store	City	Sq. Feet	Month Opening
The Shops at Wiregrass	North Tampa, Florida	145,000	October
Anderson Mall	Anderson, South Carolina	126,000	October
Pearland Town Center	Pearland, Texas	140,000	October
Zona Rosa	Kansas City, Missouri	200,000	November

Facility Closings

Dillard’s announced the closure of a distribution center in Louisville, Kentucky. The operations of this leased facility which served 18 stores are being absorbed by centers in Salisbury, North Carolina and Olathe, Kansas. The facility is expected to close in May of 2008.

Under the Company’s existing plan to close underperforming locations where appropriate, Dillard’s has announced these upcoming store closures:

Store	City	Sq. Feet	Expected Close Month
Turfland Mall	Lexington, Kentucky	214,000	March
Chesterfield Town Center	Richmond, Virginia	110,000	May
Greeley Mall	Greeley, Colorado	124,000	May

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (In Millions, Except Per Share Data)

	13 Weeks Ended		14 Weeks Ended
	February 2, 2008		February 3, 2007

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$2,162.5	-	$2,395.9	-
Total revenues	2,208.1	102.1%	2,440.6	101.9%
Cost of sales	1,461.2	67.6	1,612.3	67.3
Advertising, selling, administrative and general expenses	549.1	25.4	577.6	24.1
Depreciation and amortization	74.1	3.4	80.2	3.4
Rentals	19.3	0.9	19.4	0.8
Interest and debt expense, net	25.0	1.2	16.0	0.7
Gain on disposal of assets	(0.3)	0.0	-	-
Asset impairment and store closing charges	16.1	0.7	-	-
Income before income taxes and equity in earnings of joint ventures	63.6	2.9	135.1	5.6
Income taxes (benefit)	11.8		(11.9)
Equity in earnings of joint ventures	(4.5)	(0.2)	8.0	0.3
Net income	$47.3	2.2%	$155.0	6.5%

Earnings per share - basic	$0.63		$1.94
Earnings per share - diluted	$0.63		$1.90
Basic weighted average shares	75.2		80.0
Diluted weighted average shares	75.2		81.5

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (In Millions, Except Per Share Data)

	52 Weeks Ended		53 Weeks Ended
	February 2, 2008		February 3, 2007

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$7,207.4	-	$7,636.1	-
Total revenues	7,370.8	102.3%	7,810.1	102.3%
Cost of sales	4,786.7	66.4	5,032.4	65.9
Advertising, selling, administrative and general expenses	2,065.3	28.7	2,096.0	27.5
Depreciation and amortization	298.9	4.2	301.2	3.9
Rentals	60.0	0.8	55.5	0.7
Interest and debt expense, net	91.5	1.3	87.6	1.2
Gain on disposal of assets	(12.6)	(0.2)	(16.4)	(0.2)
Asset impairment and store closing charges	20.5	0.3	-	-
Income before income taxes and equity in earnings of joint ventures	60.5	0.8	253.8	3.3
Income taxes	13.0		20.6
Equity in earnings of joint ventures	6.3	0.1	12.4	0.2
Net Income	$53.8	0.7%	$245.6	3.2%

Earnings per share – basic	$0.69		$3.09
Earnings per share - diluted	$0.68		$3.05
Basic weighted average shares	78.4		79.6
Diluted weighted average shares	79.1		80.5

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)
		(as restated)
	February 2,	February 3,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$88.9	$194.0
Trade accounts receivable	10.9	10.5
Merchandise inventories	1,779.3	1,772.1
Other current assets	66.1	71.2
Total current assets	1,945.2	2,047.8

Property and equipment, net	3,190.4	3,146.6
Goodwill	31.9	34.5
Other assets	170.6	167.8

Total Assets	$5,338.1	$5,396.7

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$ 753.3	$797.8
Other short-term borrowings	195.0	-
Current portion of long-term debt and capital leases	199.1	104.3
Federal and state income taxes including current deferred taxes	36.8	75.0
Total current liabilities	1,184.2	977.1

Long-term debt and capital leases	785.9	984.9
Other liabilities	217.4	206.1
Deferred income taxes	436.5	448.8
Guaranteed preferred beneficial interests in the Company's subordinated debentures	200.0	200.0
Stockholders' equity	2,514.1	2,579.8

Total Liabilities and Stockholders' Equity	$5,338.1	$5,396.7

Other Information
(In Millions)

	February 2,	February 3,
	2008	2007

Square footage	56.3	56.5
Capital expenditures
13 and 14 weeks ended	$56.6	$53.6
52 and 53 weeks ended	395.6	307.0

Estimates for 2008

The Company is updating the following estimates for certain income statement items for the fiscal year ending January 31, 2009 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In Millions
	2008	2007
	Estimated	Actual

Depreciation and amortization	$285	$299
Rental expense	62	60
Interest and debt expense, net	92	92
Capital expenditures	215	396

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. Statements made in this release regarding the Company’s plans to execute changes to its merchandise mix, pursue share repurchase and store closing activity, specific store and facility opening and closing information provided and estimates for 2008 are forward-looking statements. The Company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns and debt levels; adequate and stable availability of materials and production facilities from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; possible future acquisitions of store properties from other department store operators and the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; potential disruption from terrorist activity and the effect on ongoing consumer confidence; potential disruption of international trade and supply chain efficiencies; events causing disruption or delays in the store construction schedule, world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965